Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:

Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS ANNOUNCES CONCURRENT PUBLIC OFFERINGS OF

COMMON STOCK AND CONVERTIBLE SENIOR SUBORDINATED NOTES

PALO ALTO, Calif., June 22, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it is offering to sell, subject to market and other conditions, 6,000,000 shares of its common stock in a public offering. All of the shares are being offered by CV Therapeutics, Inc. The Company has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

Concurrently with the offering of common stock, the Company is offering, subject to market and other conditions, $100 million aggregate principal amount of convertible senior subordinated notes due 2013 in a public offering. The Company has granted the underwriters a 30-day option to purchase up to an additional $12.5 million of notes to cover over-allotments.

The common stock offering and convertible note offering are being conducted as separate public offerings by means of separate prospectus supplements, and the offerings are not contingent upon each other.

Lehman Brothers and Merrill Lynch & Co., Inc. are acting as joint lead managers and joint bookrunners of each of the public offerings. Piper Jaffray, SG Cowen & Co., and First Albany Capital are acting as co-managers of the common stock offering, and Citigroup and Deutsche Bank Securities are acting as co-managers of the convertible debt offering. Copies of the prospectus supplements can be obtained from Lehman Brothers’ prospectus department c/o ADP Integrated Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, or email monica_castillo@adp.com, or Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080, (212) 449-1000. Information about these offerings is available in the prospectus supplements filed with the Securities and Exchange Commission.

The Company intends to use a portion of the net proceeds from the convertible note offering to repurchase some or all of the outstanding $79.6 million principal amount of its 4¾% convertible subordinated notes due 2007. The Company will also use a portion of the net proceeds from the convertible note offering to fund an escrow account to provide security for the first six scheduled interest payments on the notes. The Company intends to use the remaining net proceeds from the offerings for general corporate purposes, which may include funding research, development and product manufacturing, product development, including preclinical and clinical trials, preparation and filing of new drug applications and other marketing approval applications, product commercialization, increasing its working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; operating at a loss; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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